                                                                    Exhibit 12.1


                           Earnings vs. Fixed Charges


                                       1998      1997      1996      1995      1994
Earnings before interest expense     $ 16,232  $ 16,202  $ 16,604  $ 13,696  $ 14,867
Federal income tax                      4,342     4,489     4,418     3,027     4,369
                                     --------  --------  --------  --------  --------
    subtotal                           20,574    20,691    21,022    16,723    19,236
Interest portion of lease rentals         500       461       455       711       715
Interest capitalized                      254       220        93       102       107
                                     --------  --------  --------  --------  --------
Total earnings                       $ 21,328  $ 21,372  $ 21,570  $ 17,536  $ 20,058
                                     ========  ========  ========  ========  ========

Net interest expense                 $  7,473  $  7,431  $  7,294  $  7,181  $  6,121
Interest portion of lease rentals         500       461       455       711       715
Interest capitalized                      254       220        93       102       107
                                     --------  --------  --------  --------  --------
Total fixed charges                  $  8,227  $  8,112  $  7,842  $  7,994  $  6,943
                                     ========  ========  ========  ========  ========

Ratio                                    2.59      2.63      2.75      2.19      2.89
